Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into in Bengaluru, Karnataka as of November 17, 2021 (the “Effective Date”), by and between (i) Commlabs Technology Centre Pvt. Ltd., a private limited company having its registered address at D511-D514, 5th Flr, Delta Block, Sigma Soft-Tech Park No.7, Whitefield Main Road, Ramagondanahalli Village Varthur Hobli Bangalore 560066, Karnataka (the “Company”), an indirectly, wholly-owned subsidiary of NextNav Inc., a Delaware corporation (“NextNav”), and (ii) Arun Raghupathy, a resident of India (“Executive”).

WHEREAS, unless the context indicates otherwise, references in this Agreement to the “Company Group” shall include NextNav and its subsidiaries and affiliates, including without limitation the Company; and

WHEREAS, Executive currently serves as the Senior Vice President, Engineering of the Company, and the Company desires to secure the continued services of Executive from and after the Effective Date on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position. During the Term of this Agreement, unless otherwise provided by the Company, Executive will serve the Company as its Senior Vice President, Engineering (the “Position”). Executive will report directly to the chief executive officer.

2. Duties. Executive shall serve the Company in such capacities and with such duties and responsibilities consistent with the Position, or as may from time to time reasonably be assigned to Executive by the Board and/or the Company’s chief executive officer. Executive will comply with and be bound by the Company’s operating policies, procedures, and practices from time to time as generally in effect for persons with executive positions at the Company during Executive’s employment.

3. Exclusive Service. During the Term of this Agreement, Executive shall devote Executive’s full business time and efforts, subject to vacation and other permitted absences, exclusively to Executive’s employment with the Company (including in relation to services for the Company Group, if and as required by the Company) and shall apply all of Executive’s skill and experience to the performance of Executive’s duties and advancing the Company Group’s interests in accordance with Executive’s experience and skills; provided, however, that Executive may engage in charitable, civic, fraternal, trade association, or other activities that (i) are not directly or indirectly competitive with the business of the Company Group, (ii) do not adversely interfere with Executive’s obligations to the Company Group, or (iii) do not constitute an actual or potential conflict of interest with the Company Group.

4. Term of Agreement. Executive shall be employed by the Company under this Agreement commencing on the Effective Date and continuing through the fourth (4th) anniversary thereof, unless sooner terminated as described in Section 7 below (the “Initial Term”); provided that, on such fourth (4th) anniversary of the Effective Date and each annual anniversary thereafter, the Agreement shall automatically renew for successive periods of one year (each, a “Subsequent Term”), as may be applicable, provided that neither the Company nor Executive has terminated the Agreement earlier as described in Section 7 and neither the Company nor Executive gives notice of 90 days before the upcoming renewal that the Company or Executive, as applicable, desires to end the Agreement. The Initial Term and any extension thereof shall be referred to as the “Term,” and the date Executive’s employment ceases with the Company for any reason shall be referred to as the “Termination Date.”

5. Compensation, Credits and Benefits.

5.1 Base Salary and Compensation. During the Term, the Company shall pay to Executive a salary at the gross rate of (the Indian Rupees (“INR”) equivalent of) twenty-two thousand eighty three U.S. dollars (US$22,083) per month. The INR equivalent shall be determined each calendar year as per the prevailing USD to INR conversion rate as the first day of such calendar year. As soon as reasonably practicable following such determination, the Company will duly inform Executive of the relevant USD to INR conversion rate being considered in the respective Financial Year(s) for the purposes of determining Executive’s Base Salary and Compensation (each as defined below). Executive’s base salary shall be subject to adjustment, as determined by the Board, in its sole discretion and in consultation with NextNav. Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.” The Base Salary shall be payable as earned in accordance with the Company’s regular payroll schedule for salaried employees as in effect from time to time. Together with the Base Salary, the Executive shall be entitled to such other statutory benefits and emoluments as prescribed under applicable laws and applicable to the Executive (including such statutory benefits and emoluments pursuant to the Executive’s continued employment with the Company, collectively, the “Compensation”).

5.2 Discretionary Target Bonus. For the period beginning on January 1, 2022 and each calendar year thereafter, Executive will be eligible to earn an annual cash incentive bonus in accordance with the program adopted by the Board (the “Annual Bonus”). Executive’s target Annual Bonus shall be equal to forty percent (40%) of Executive’s Base Salary (the “Target Bonus”), subject to and based on the achievement of NextNav, Company, Company Group, and/or personal performance goals established by the Board; provided that, depending on results, Executive’s actual Annual Bonus may be higher or lower than the Target Bonus, as determined by the Board, in its sole discretion. The Annual Bonus, if and to the extent earned, will generally be paid in the first quarter of the calendar year following the applicable performance year, and Executive’s active employment during the entire applicable performance year and on the date of the payment of the Annual Bonus are both conditions precedent to Executive’s entitlement to earn the Annual Bonus. If Executive does not fulfill these conditions precedent or, in the sole judgment of the Board, has not met the NextNav, Company, Company Group, and/or personal performance goals, Executive will not have earned (and will not raise a claim thereto with the Company for) the Annual Bonus or any portion thereof for that particular calendar year.

5.3 Benefits; Paid Time Off. During the Term of this Agreement, Executive will be eligible to participate in the Company’s employee benefit plans applicable to similarly situated employees of the Company, as in effect from time to time, in accordance with the rules established for individual participation (or, as applicable, participation by spouse, domestic partner and/or family) in any such plan and applicable law. Unless otherwise provided in the Compensation, health insurance coverage, if any, including reimbursements will be available to the Executive in accordance with the Company’s operating policies, practices, and procedures in this regard, and as generally in effect for persons with executive positions at the Company during Executive’s employment, which may be amended from time to time. Executive will be eligible for vacation, paid sick leave and such other statutorily prescribed leaves and holidays in accordance with applicable law and the Company’s policies in effect from time to time. Executive will also be eligible for paid holidays as the Company generally provides to its employees holding similar positions to that of Executive. However, nothing in this Agreement shall, in any way, require the Company to establish any such benefits or continue to maintain any such benefits programs or plans, or limit the Company from making any blanket amendments, changes, or modifications to the eligibility requirements or any other provisions of any employee benefit plan or benefit, and Executive’s participation in or entitlement under such plans and benefits shall at all times be subject in all respects thereto.

5.4 Expense Reimbursements. Upon presentation of verifiable invoices and/or other documentation as may be requested by the Company, and subject to the Company’s expense reimbursement policies, the Company shall reimburse Executive for the reasonable and necessary costs and expenses that Executive incurs in connection with the performance of Executive’s duties and employment obligations, and for activities and events related to the business of the Company.

6. Proprietary Rights. Simultaneously with execution of this Agreement, Executive shall execute a Confidentiality, Invention Assignment, and Non-Solicitation Agreement (the “Confidentiality Agreement”) with NextNav and the Company in the form attached hereto as Exhibit A. The Confidentiality Agreement shall survive termination of Executive’s employment, regardless of the reason for such termination.

7. Termination.

7.1 “Cause” Defined. For purposes of this Agreement, “Cause” shall mean: (a) Executive’s refusal to perform, or ongoing negligence in performing, Executive’s duties or responsibilities (other than a failure resulting from Executive’s death or Disability, as defined below) upon reasonable direction of the Board; (b) Executive’s engaging in any act of fraud or misrepresentation involving the Company Group or its assets; (c) Executive’s engaging in sexual misconduct or harassment or similar behavior in Executive’s personal or professional capacity; (d) Executive’s knowing violation of any law or regulation applicable to the Company Group’s business; (e) Executive’s material breach of any term of the Confidentiality Agreement or this Agreement; (f) Executive’s being convicted of, or entering a plea of nolo contendere to, any felony or any misdemeanor involving material acts of moral turpitude, embezzlement, theft, or other similar act; (g) Executive’s material breach or violation of any other Company Group policy or formal procedure; (h) Executive’s engaging in gross misconduct or gross negligence; or (i) where the Company Group reasonably believes that Executive engaged in conduct which would cause the Company Group to suffer material disrepute or reputational harm or otherwise be materially injurious to the Company Group; provided, however, that if the reason for termination of Executive’s employment for Cause is pursuant to subsections (a), (e), (g), or (h) above and the Board reasonably believes that the reason(s) for termination are capable of being cured, Executive shall be provided with up to 20 days to cure the events alleged to constitute Cause.

7.2 “Disability” Defined. For purposes of this Agreement, “Disability” shall mean Executive is unable to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a medically-determined mental or physical impairment that continues for at least 90 consecutive days or 120 days in any consecutive 365 day period. Executive further agrees that providing a leave of absence beyond the Disability period as a form of disability accommodation under applicable law would not be a reasonable accommodation and would cause undue hardship for the Company in light of Executive’s Position.

7.3 “Good Reason” Defined. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (a) a material reduction in Executive’s total compensation (including, but not limited to, the Target Bonus opportunity), provided that such reduction is not part of a Company Group-wide reduction applicable to the executive team or Company Group-wide; (b) a material and adverse reduction in Executive’s authority, duty, or responsibilities, except in the event of a Change in Control (defined below); or (c) a material change in geographic location at which Executive must perform services, which for this purpose shall mean a relocation of Executive’s principal office of employment to more than fifty (50) miles from Executive’s then-current location; or (d) a material breach of this Agreement by the Company or its successor. An event shall only qualify as a “Good Reason” if: (i) Executive provides the Company written notice of the claimed event of Good Reason within ninety (90) days of the date that such event first occurs (such notice shall describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred); and (ii) the Company does not cure such claimed event of Good Reason within thirty (30) days of receipt of written notice from Executive. If Executive does not terminate employment for Good Reason within one hundred twenty (120) days after the first occurrence of the applicable Good Reason event, then Executive will be deemed to have accepted the Good Reason events and waived the right to terminate for Good Reason with respect to such Good Reason event.

7.4 “Change in Control” Defined. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed thereto in NextNav’s 2021 Omnibus Incentive Plan (as it has been or may be amended and/or restated from time to time and any successor plan thereto).

8. Effect of Termination.

8.1 Termination by the Company for Cause During the Term, Resignation By Executive Without Good Reason During the Term, or the Expiration of Term By Notice of Non-Renewal By Executive. In the event of: (a) a termination by the Company for Cause during the Term; (b) resignation by Executive without Good Reason during the Term; or (c) wherein Executive provides notice to the Company prior to the expiration of the Initial Term or any Subsequent Term of Executive’s intention not to renew the Agreement, the Company shall pay Executive or Executive’s heirs (in the event of death or incapacity) the compensation and benefits otherwise payable to Executive under Section 5 hereof earned through the Termination Date and any expense reimbursements due and owing to Executive which were incurred prior to the Termination Date (“Accrued Compensation”). Executive’s rights under the Company’s benefit plans shall be determined under the provisions of those plans. Executive shall not receive any other payments or severance of any kind, unless otherwise prescribed under applicable law.

8.2 Termination due to Death or Disability. In the event of Executive’s termination as a result of Executive’s death or Disability, the Company shall pay Executive or Executive’s heirs (in the event of death or incapacity) the Accrued Compensation.

8.3 Termination by Company without Cause, Executive’s Resignation for Good Reason, or due to Expiration of Term By Notice of Non-Renewal By the Company. If Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability), due to Executive’s resignation for Good Reason, or on account of non-renewal by the Company in accordance with Section 4, then the Company shall provide Executive with the following benefits:

(a) The Company shall pay Executive the Accrued Compensation;

(b) Conditioned upon and in exchange for Executive signing, not revoking and allowing to become effective a General Release of all claims in a form to be provided by the Company (the “General Release”), and such General Release becoming effective within sixty (60) days following the Termination Date (such sixty (60)-day period, the “General Release Execution Period”):

(i) Pay to Executive a lump sum payment, less applicable required withholdings and deductions, equal to one hundred percent (100%) of Executive’s Base Salary (ignoring any decrease in Base Salary that formed the basis for Good Reason), which shall be payable on the next regular payroll date of the Company following the sixtieth (60th) day following the Termination Date; provided that, in no event shall such payment occur later than March 15th of the calendar year following the calendar year in which the Termination Date occurs;

(ii) Pay to Executive any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date (such earned amount determined without regard to the requirement of Executive being employed on the date of payment), which shall be paid on the otherwise applicable payment date for such Annual Bonus;

(iii) All of Executive’s outstanding, unvested equity-based compensation awards originally granted with respect to units of NextNav Holdings, LLC (the “Legacy Equity Awards”) shall fully vest as of immediately prior to the Termination Date;

(iv) All of Executive’s then outstanding, unvested equity-based awards subject solely to time-based vesting, other than the Legacy Equity Awards and the TIP RSUs, that would have become vested (but for such termination) during the twelve (12)-month period beginning on the Termination Date, shall vest as of the date immediately prior to the Termination Date; and

(v) (1) All of Executive’s outstanding, unvested restricted stock units relating to shares of NextNav’s common stock granted following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 9, 2021, entered into by and between NextNav, LLC, NextNav Holdings, LLC, Spartacus Acquisition Corporation, and Spartacus Acquisition Shelf Corp. and specified as part of the Transaction Incentive Program (the “TIP RSUs”) and (2) all outstanding, unvested equity-based compensation awards subject to performance-based vesting granted to Executive during the Term shall be subject to the terms of the applicable award agreement.

8.4 Change in Control. Notwithstanding any other provision contained herein and without duplication of Section 8.3, if Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability), due to Executive’s resignation for Good Reason, or on account of non-renewal by the Company in accordance with Section 4, in each case within the period beginning on the date the Company (or another member of the Company Group) enters into a definitive agreement that if consummated would result in a Change in Control and ending on the twelve (12)-month anniversary of such Change in Control, then the Company shall provide Executive with the following benefits:

(a) The Company shall pay Executive the Accrued Compensation;

(b) Conditioned upon and in exchange for Executive signing, not revoking and allowing to become effective the General Release within the General Release Execution Period:

(i) Pay to Executive a lump sum payment, less applicable required withholdings and deductions, equal to one hundred fifty (150%) of the sum of (A) Executive’s Base Salary and (B) Executive’s Target Bonus for the year in which the Termination Date occurs (ignoring any decrease in Base Salary or Target Bonus that formed the basis for Good Reason), which shall be payable on the next regular payroll date of the Company following the sixtieth (60th) day following the Termination Date; provided that, in no event shall such payment occur later than March 15th of the calendar year following the calendar year in which the Termination Date occurs;

(ii) Pay to Executive any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date (such earned amount determined without regard to the requirement of Executive being employed on the date of payment), which shall be paid on the otherwise applicable payment date for such Annual Bonus;

(iii) All Legacy Equity Awards and all other outstanding, unvested equity-based compensation awards subject solely to time-based vesting granted to Executive during the Term, other than the TIP RSUs, shall become fully vested as of the date immediately prior to the Termination Date; and

(iv) All outstanding, unvested TIP RSUs and all outstanding, unvested equity-based compensation awards subject to performance-based vesting granted to Executive during the Term shall be subject to the terms of the applicable award agreement.

8.5 Severance Limitations. Executive shall not receive any other payments or severance of any kind, except as expressly set forth in this Agreement.

8.6 Resignation as Officer or Director. Upon termination of employment for any reason, Executive shall resign immediately from each position that he then holds as an officer or director of the Company or any affiliate, or related entity thereof.

9. Miscellaneous.

9.1 Governing Law, Jurisdiction, Dispute Resolution.

(a) Governing Law, Jurisdiction. Each of the Parties hereby agrees that, subject to the provisions of Section 9.1(b), any action with respect to this Agreement shall be brought in the courts of Bengaluru, India exclusively.

(b) Dispute Resolution.

(i) The Company and Executive agree that all claims, complaints, controversies, grievances, or disputes that arise out of or relate in any way to the parties’ relationship, whether based on contract, tort, statutory, or any other legal theory (“Dispute”), if not resolved by amicable settlement within thirty (30) days from the Dispute, shall be finally and conclusively determined by arbitration by a sole arbitrator mutually appointed by the Parties to the dispute, in accordance with the Arbitration and Conciliation Act, 1996, of India, for the time being in force. In the event the Parties are not able to mutually appoint the sole arbitrator, then the same shall be appointed as per Arbitration and Conciliation Act, 1996.

(ii) The arbitrator shall reach and render a decision in writing with respect to the appropriate award to be rendered or remedy to be granted pursuant to the dispute. The award passed by the arbitrator shall be final and binding on the Parties.

(iii) The arbitration shall be conducted in English, and the seat and venue for arbitration shall be Bengaluru, India.

(iv) The arbitrator shall be entitled to award costs of the arbitration.

(c) Covered Claims. This Section 9.1 covers all claims under all applicable laws arising out of or relating to Executive’s application for employment with the Company, any offer of employment made by the Company, Executive’s employment by the Company, the breach of this or any other employment agreement, the termination of Executive’s employment with the Company, or any other aspect of Executive’s relationship with the Company Group, including claims that do not relate to Executive’s employment with the Company, claims that Executive may have against the Company Group or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, and claims that the Company Group may have against Executive. The claims covered by this Section 9.1 (the “Covered Claims”) include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wrongful termination (constructive or actual) in violation of public policy, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, sex, gender, religion, national origin, age, marital status, medical condition, psychological condition, mental condition, disability, sexual orientation, or any other characteristic protected by law), claims for violation of any law including any governmental law, statute, regulation, or ordinance. The parties specifically agree that the Covered Claims include claims under the local laws governing wages, hours and working conditions, including, but not limited to, claims for overtime, unpaid wages, paid or unpaid leave, and meal period and rest break violations.

(d) Claims Not Covered. Claims for workers’ compensation, unemployment compensation benefits, or any other claims that, as a matter of law, the Parties hereto cannot agree to arbitrate are not subject to, and are excluded from, this Section 9.1. Nothing in this Section 9.1 shall be interpreted to prohibit or preclude the filing of complaints with the relevant labour authorities or adjudicating bodies in India, where Parties otherwise have the right to make a claim under applicable law.

(e) Waiver of Class Action and Collective Action Claims. Except as otherwise required by law, Executive and the Company expressly intend and agree that: (i) class action and collective action procedures shall neither be asserted nor apply in any arbitration conducted pursuant to this Agreement; (ii) each party will not assert class or collective action claims against the other in arbitration or otherwise; and (iii) Executive and the Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.

(f) Substantive Law. All Covered Claims shall be submitted to arbitration within the applicable statute of limitations period for the assertion of such claims in a court proceeding under Indian law, and shall otherwise be deemed to barred and waived if not submitted to arbitration within the applicable statute of limitations. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose. The Arbitrator, and not any state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this arbitration agreement. The Arbitrator shall conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator. The Arbitrator shall provide the Parties with a written decision explaining his or her findings and conclusions. The Arbitrator’s decision shall be final and binding upon the Parties.

(g) Other Provisions. Either party may bring an action in court to compel arbitration under this Agreement and to confirm, vacate or enforce an arbitration award. This Section 9.1 shall not limit the Company’s ability to seek injunctive relief in accordance with Section 9.3. Each party shall bear its own attorney fees and costs and other expenses of such action. The Company shall be responsible for all costs unique to the arbitration process. Otherwise, each party shall be responsible for paying its own costs for the arbitration, including but not limited to attorneys’ fees. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the Arbitrator (or if applicable, the court) may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the Arbitrator. This Section 9.1 shall survive the termination of Executive’s employment. It may only be revoked or modified in a writing that specifically states the intent to revoke or modify the arbitration provisions of the Agreement and that is signed by both Executive and the Company.

9.2 Severability. In the event that any provision of this Agreement shall be unenforceable or inoperative as a matter of law, the remaining portions or provisions shall remain in full force and effect.

9.3 Remedies.

(a) Injunctive Relief. Executive acknowledges and agrees that Executive is providing special, unique, unusual, extraordinary, and intellectual services, which gives this Agreement a peculiar value to the Company, including substantial goodwill associated with the services Executive is providing under this Agreement (“Unique Services”), and that the loss of the Unique Services, whether to a competitor or otherwise, cannot be reasonably or adequately compensated for by damages in an action at law. Executive further acknowledges and agrees that a breach or threatened breach by Executive of this Agreement may cause irreparable injury to the Company and/or the Company Group. Notwithstanding Section 9.1, Executive therefore agrees that, in addition to any other right or remedy the Company may have, the Company shall be entitled to seek specific performance and/or to seek a temporary restraining order and to seek a preliminary and permanent injunction enjoining or restraining the breach or threatened breach of this Agreement, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security.

(b) Other Relief. The availability of specific performance or injunctive relief for the material breach or threatened material breach by Executive of this Agreement shall in no way limit or otherwise affect the availability of other remedies to the Company, including monetary damages, for injuries sustained that specific performance or an injunction will not remedy.

9.4 No Waiver. All waivers hereunder shall be in writing. No waiver by any party of any breach or anticipated breach of any provision of this Agreement by the other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar.

9.5 Assignment. The Company shall assign its rights and/or delegate its obligations under this Agreement to any successor of the Company, whether by operation of law, agreement or otherwise (including, without limitation, to any Person who acquires all or a substantial portion of the business of the Company or any of its Subsidiaries (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)), and in connection with any such assignment or delegation of its obligations hereunder, shall be released from such obligations hereunder. This Agreement may not be assigned by Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns.

9.6 Entire Agreement. This Agreement (together with the Exhibits attached hereto) and the other agreements referenced herein constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the parties pertaining to such subject matter. The Exhibits attached hereto are incorporated herein by reference and made a part hereof.

9.7 Amendment. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties.

9.8 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by facsimile, by e- mail, by registered or certified mail, return receipt requested, bearing proper postage, or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

If to the Company:	Commlabs Technology Centre Pvt. Ltd.
D511-D514, 5th Flr, Delta Block, Sigma Soft-Tech Park No.7 Whitefield Main Road,
Ramagondanahalli Village Varthur Hobli Bangalore 560066, Karnataka
Attention: Board of Directors

In each case, with a copy (which shall not constitute notice) to:

NextNav Inc. 1775 Tysons Blvd. 5th floor
Tysons, VA 22102
Attention: Chairman of the Compensation Committee of the Board of Directors

Hogan Lovells US LLP 8350 Broad Street, 17th Floor Tysons, VA 22102 Attention: Randy Segal

If to Executive, at the address on file with the Company.

Each party shall have the right to designate another address or change an address by written notice to the other parties in the manner prescribed herein. All notices given pursuant to this Section 9.8 shall be deemed to have been given: (a) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee; (b) if by registered or certified mail, three (3) business days after deposit in the United States mail in the manner set forth above; (c) if delivered by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee); or (d) if delivered by facsimile or email, on the date of such facsimile or e-mail transmission as set forth in a facsimile log or the body of such e-mail transmission, as applicable.

9.9 Interpretation. The section headings used in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions. References in this Agreement to amounts of money expressed in (i) INR are references to Indian Rupees; and (ii) dollars are references to United States dollars. As used herein, “person” means an individual or entity.

9.10 Counterparts. This Agreement may be executed in counterparts and by facsimile or e-mail with scan attachment, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.11 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of India, without regard to its conflict of laws provisions.

9.12 Advice of Counsel. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has obtained or waived the right to obtain such advice of independent legal counsel.

9.13 Conditions to Employment. Executive shall provide the Company with such proof of Executive’s Indian citizenship and residency or authorization to work in India as required by law. Executive represents that Executive is under no contractual or other restriction inconsistent with the intention and provisions of this Agreement, the performance of Executive’s duties hereunder, or the rights of the Company under this Agreement.

IN WITNESS WHEREOF, the Company, the Company and Executive have executed this Agreement as of the date first above written.

Commlabs Technology Centre Pvt. Ltd.

Dated:	03/31/2022	By:	/s/ Mr. Ganesh Pattabhiraman
		Name:	Mr. Ganesh Pattabhiraman
		Title:	Director

NextNav Inc.

Dated:	03/31/2022	/s/ Arun Raghupathy
Arun Raghupathy

Confirming Party:

NextNav Inc.

Dated:	03/31/2022	By:	/s/ Arun Raghupathy
		Name:	Arun Raghupathy
		Title:	Director, V.P Engineering

[Signature Page to the Executive Agreement]

EXHIBIT A

CONFIDENTIALITY, INVENTION ASSIGNMENT, AND NON-SOLICITATION AGREEMENT

This Confidentiality, Invention Assignment, and Non-Solicitation Agreement (this “Confidentiality Agreement”) is entered into as of Nov 17, 2021, by and between Arun Raghupathy (“Executive”), NextNav Inc. (“NextNav”), and Commlabs Technology Centre Pvt. Ltd. (the “Employer”) as a condition of and in connection with the parties’ Executive Employment Agreement, dated as of November 17, 2021 (the “Executive Agreement”). Unless the context indicates otherwise, references in this Confidentiality Agreement to the “Company” shall include NextNav and its subsidiaries and affiliates, including without limitation the Employer.

1. Inventions.

1.1 Ownership. If at any time during Executive’s employment, whether or not during regular working hours, Executive, either alone or with others, makes conceives, creates, discovers, invents, develops, improves, adds to, or reduces to practice any invention, modification, discovery, drawing, design, concept, idea, specification, development, audiovisual work, literary work, musical work, dramatic work, pictorial, graphic or sculptural work, development and/or “green-lit” projects, sound recordings, pantomimes, choreographic work, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, trade name, domain name, logos and get-up, computer data, databases, applications for registration, renewals and extensions in relation to any of the above, or any similar intellectual property whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes), and all intangible rights and privileges of a nature similar, analogous or allied to any of the above in any part of the world (herein called “Developments”) that: (a) relate to the present or planned business of the Company or its affiliates or any of the products or services being developed, manufactured or sold by the Company or its affiliates, or which may be used in relation therewith; (b) result from responsibilities assigned to Executive by the Company or from services rendered by Executive under the Executive Agreement; or (c) result from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and Executive shall promptly disclose in writing to the Company (or any persons designated by it) each such Development, as may be necessary to ensure the Company’s ownership of such Development.

1.2 Assignment and Waiver of Moral Rights. To the extent, if any, that such rights may not be automatically vested in and owned by Company as work made for hire in any part of the universe, Executive hereby assigns on a world-wide, royalty-free and perpetual basis, any and all rights (including, but not limited to, any copyrights and trademarks) Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. Notwithstanding the above, to the extent that the Developments do not belong to the Company, then to the fullest extent permitted by the law, Executive shall assign on a world-wide, royalty-free and perpetual basis to the Company, by way of present assignment of future rights in respect of rights not yet created, the Developments and hold in trust for the benefit of the Company the ownership of the Developments until they belong entirely to the Company. In addition to the foregoing assignment of Developments to the Company, Executive hereby irrevocably transfers and assigns to the Company (or, to the extent if any not transferrable or assignable, waives in favor of Company, its successors, licensees and assigns): (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Developments, and (b) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Developments. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to the Developments, even after termination of Executive’s employment with the Company. For the purposes of this Confidentiality Agreement, “Moral Rights” mean any rights to claim authorship of the Developments, to object to or prevent the modification of any Developments, or to withdraw from circulation or control the publication or distribution of any Developments, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

1.3 Records. Executive will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records will be available to and remain the sole property of the Company at all times.

1.4 Further Assistance. Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require for giving full effect to this Section 1 and securing to the Company or its assignee the full benefits of the rights, power, privileges and remedies conferred on the Company by this Section 1 to the fullest extent permitted by the law, including but not limited to: (a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and, when so obtained or vested, to renew and restore the same; and (b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection. In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to the Developments, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to give full effect to this Section 1, including furthering the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Executive. The Company shall provide Executive with copies of any documents it signs on Executive’s behalf as Executive’s attorney-in-fact pursuant to the immediately preceding sentence. In addition, Executive will not do anything, whether by omission or commission, during or after Executive’s employment, to affect or imperil the validity of Developments owned or used by the Company and its related entities.

2. Non-Competition. Executive acknowledges that during Executive’s employment with the Company, Executive has a fiduciary duty and duty of loyalty to the Company. Executive further acknowledges that the Company has a legitimate business interest as protecting its Confidential Information, as described below, and its goodwill, and Executive acknowledges the good and valuable consideration offered to Executive during his employment and in the Executive Agreement. Executive therefore agrees that, during Executive’s employment and for a period of one (1) year following Executive’s Termination Date, Executive will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while Executive is employed by the Company. Nothing in this provision shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

3. Non-Solicitation.

3.1 Non-Solicitation Using Trade Secrets. During Executive’s employment and for a period of one (1) year following Executive’s Termination Date, Executive will not solicit, either on Executive’s own behalf or on behalf of any other person or entity, any person or entity with which the Company or its affiliates has a material business or contractual relationship, including but not limited to customers, vendors, or business partners of the Company. Executive further understands and acknowledges that pursuant to the terms of this Confidentiality Agreement, Executive may not use or disclose (or threaten to use or disclose) any Company trade secrets or Confidential Information (as defined in Section 4.1 below) without the Company’s consent. This obligation to maintain the confidentiality of the Company’s trade secrets and Confidential Information has no time limit and continues in perpetuity, so long as Company trade secrets and Confidential Information remain confidential and/or trade secrets. Executive acknowledges that the Company’s trade secrets and Confidential Information may include, but are not limited to: financials and financial information, projections, business plans and budgets, customer and personnel lists, and the material economic and non-economic terms of the Company’s business relationships. Executive therefore agrees that both during Executive’s employment with the Company and thereafter in perpetuity, Executive will not use or disclose the Company’s trade secrets or Confidential Information to solicit, either on Executive’s own behalf or on behalf of any other person or entity, any person or entity with which the Company or its affiliates has a material business or contractual relationship, including but not limited to customers, vendors, or business partners of the Company.

3.2 Non-Solicitation of Employees. Executive agrees that during Executive’s employment and for a period of one (1) year following the termination of Executive’s employment for any reason, Executive will not, either on Executive’s own behalf or on behalf of any other entity or person, induce, solicit, recruit or encourage any employee to leave the employ of the Company or cease providing services to the Company, which means that Executive will not: (i) disclose to any third party for purposes of employment the names, compensation, contacts, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment or to provide services; or (ii) personally or through any other person (excluding advertisements or generalized recruiting not targeted at Company employees) approach, recruit, interview or otherwise solicit employees of the Company to work for Executive or any other person or employer or to terminate their employment with the Company or violate any agreement with or duty to the Company.

4. Confidentiality.

4.1 Confidential Information. Executive understands and agrees that in the course of Executive’s employment with the Company, Executive will acquire confidential information concerning the Company’s operations, clients, executive officers and other employees and independent contractors, future plans and methods of doing business, know-how, discoveries, inventions, marketing information, business strategies and trade secrets (“Confidential Information”), which information Executive understands and agrees would be damaging to the Company if disclosed to a competitor or made available to any other person or corporation engaged in a similar business. Executive agrees that all such Confidential Information is the sole property of the Company. Executive understands and agrees that any such Confidential Information will be divulged to Executive in confidence and Executive understands and agrees that at all times, during Executive’s work for the Company and after Executive’s work for the Company ends, Executive will keep such Confidential Information secret and confidential and will not disclose it, except in connection with Executive’s work for the Company, for the benefit of the Company while Executive is employed by the Company. Executive understands that nothing in this Confidentiality Agreement prevents Executive from engaging in Protected Activity, as described below.

4.2 Third Party Confidential Information. Executive understands and agrees that in the course of Executive’s employment with the Company, Executive will receive and have access to the confidential information of certain third parties related to the Company, including but not limited to customers and partners. Executive understands and agrees that both Executive and the Company have duties to protect and maintain the confidentiality of this third party material. Executive understands and agrees that any such third party information will be divulged to Executive in confidence and understands and agrees that at all times, during Executive’s work for the Company and after Executive’s work for the Company ends, Executive will keep such third party information secret and confidential and will not disclose it, except in connection with Executive’s work for the Company.

4.3 Exceptions. Executive’s undertakings and obligations under this Section 4 will not apply, however, to any Confidential Information which: (a) is or becomes generally known to the public through no action on Executive’s part; (b) is generally disclosed to third parties by the Company without restriction on such third parties; (c) is approved for release by written authorization of the Company; (d) is required to be disclosed by law, regulation, order, decree or legal process, provided that Executive gives prompt written notice to the Company prior to such disclosure so that the Company may seek a restraining order or pursue other recourse. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

4.4 Return of Company Property. Executive is aware that everything which Executive acquires by virtue of Executive’s employment, except the compensation which is due to Executive from the Company, belongs to the Company, whether acquired lawfully or unlawfully, or during or after the expiration of the employment term. Executive understands that this means that all Company property, including physical property, documents, and information, related to or connected with Executive’s employment with the Company that Executive receives or creates during Executive’s employment with the Company, belongs to the Company. Executive understands and agrees that Executive has a duty and a responsibility to return all such property upon termination of Executive’s employment with the Company. Executive therefore agrees that, pursuant to that duty, upon termination of Executive’s work for the Company, or at any other time upon the Company’s written request, Executive will promptly deliver to the Company or certify destruction of all files, hard copies, electronic files and/or emails (even if sent to Executive’s private accounts) that contain information relating to Company business, Company clients, and Company prospects, including without limitation, financial information, market analyses, program materials, proposals (signed or unsigned), draft proposals, status updates on accounts, contact information for client contacts, contact logs or reports, notes regarding outstanding issues, and any other client-related information.

5. Applicability to Past Activities. Executive acknowledges that the Company engaged Executive to provide services for a period of time before the date of this Agreement (the “Prior Engagement Period”). Accordingly, Executive agrees that if and to the extent that, during the Prior Engagement Period: (i) Executive received access to any information from or on behalf of the Company that would have been “Confidential Information” (as defined above) if Executive received access to such information during the period of Executive’s employment with Company under this Agreement; or (ii) Executive conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been a “Development” (as defined above) if conceived, created, authored, invented, developed or reduced to practice during the period of Executive’s employment with Company under this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed a “Development” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

6. Representations and Warranties.

6.1 Other Agreements. Executive hereby represents and warrants that, except as Executive has disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s work for the Company.

6.2 Others’ Confidential Information. Executive hereby represents and warrants that to the best of Executive’s knowledge Executive’s performance of all the terms of this Confidentiality Agreement and as an executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s work for the Company, and Executive will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

7. Other Obligations. Executive acknowledges that the Company from time to time may have agreements with others which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Executive agrees to take all action necessary to discharge the obligations of the Company under such agreements, to the extent the Company makes such obligations known to Executive.

8. Protected Activity. Executive understands that nothing in this Confidentiality Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, reporting possible violations of law to, otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any government agency, self-regulatory organization, or commission (“Government Agencies”), or taking other actions protected under applicable whistleblower law (including receiving a whistleblower award). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications.

9. Miscellaneous.

9.1 Terms of Employment. Executive agrees that this Confidentiality Agreement does not purport to set forth all of the terms and conditions of Executive’s employment, which are set forth in the Executive Agreement, and that, as an executive of the Company, Executive has obligations to the Company pursuant to the Executive Agreement which are not set forth in this Confidentiality Agreement.

9.2 Severability. The invalidity or unenforceability of any provision of this Confidentiality Agreement will not affect the validity or enforceability of any other provision of this Confidentiality Agreement.

9.3 Entire Agreement. This Confidentiality Agreement supersedes all prior agreements, written or oral, between Executive and the Company relating to the subject matter of this Confidentiality Agreement. This Confidentiality Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Executive and the Company.

9.4 Successors and Assigns. This Confidentiality Agreement will be binding upon Executive’s heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

9.5 Waivers. No delay or omission by either party in exercising any right under this Confidentiality Agreement will operate as a waiver of that or any other right. A waiver or consent on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.6 Transfers. Executive expressly consents to be bound by the provisions of this Confidentiality Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ Executive may be transferred without the necessity that this Confidentiality Agreement be re-signed at the time of such transfer.

9.7 Governing Law. This Confidentiality Agreement will be governed by and construed in accordance with the laws of India.

9.8 Arbitration. All disputes arising out of or related to this Confidentiality Agreement shall be governed by Section 9.1 of the Executive Agreement.

9.9 Remedies. The restrictions contained in this Confidentiality Agreement are necessary for the protection of the business and goodwill of the Company, and Executive considers them to be reasonable for such purpose. Executive recognizes that irreparable damages would be caused to the Company, and that monetary damages may not compensate the Company for its loss, should Executive breach the terms of this Confidentiality Agreement. Accordingly, in addition to all other remedies available to the Company at law or in equity, upon a showing by the Company that Executive has violated or is about to violate the terms of this Confidentiality Agreement, the Company may seek an injunction or declaratory judgment enforcing the terms of this Confidentiality Agreement, including without limitation preventing disclosure or further disclosure by Executive of confidential information.

9.10 Narrow Construction Where Necessary. The parties agree that if any one or more of provisions of this Confidentiality Agreement will for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it will be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

9.11 Survival. This Confidentiality Agreement shall survive the termination of Executive’s employment for any reason.

9.12 Termination Certificate. If requested to do so by the Company, Executive agrees to sign a termination certificate in which Executive confirms that Executive has complied with the requirements of this Confidentiality Agreement and that Executive is aware that certain restrictions imposed upon Executive by this Confidentiality Agreement continue after termination of Executive’s work for the Company. Executive understands, however, that Executive’s rights and obligations under this Confidentiality Agreement will continue even if Executive does not sign a termination certificate. Executive further agrees that the Company is entitled to communicate Executive’s obligations under this Confidentiality Agreement to any of Executive’s future employer or potential employer.

Date:	03/31/2022	By:	/s/ Arun Raghupathy
Arun Raghupathy

NextNav Inc.

Date:	03/31/2022	By:	/s/ Arun Raghupathy
		Name:	Arun Raghupathy
		Title:	Director, V.P Engineering

Commlabs Technology Centre Pvt. Ltd.

Date:	03/31/2022	By:	/s/ Mr. Ganesh Pattabhiraman
		Name:	Mr. Ganesh Pattabhiraman
		Title:	Director

[Signature Page to the Confidentiality, Invention Assignment, and Non-Solicitation Agreement]